Exhibit 99(l)
Skadden, Arps, Slate, Meagher & Flom Llp
FOUR TIMES SQUARE
NEW YORK 10036-6522

TEL: (212) 735-3000
FAX: (212) 735-2000
www.skadden.com

January 15, 2009
FIRM/AFFILIATE
OFFICES

BOSTON
CHICAGO
HOUSTON
LOS ANGELES
PALO ALTO
SAN FRANCISCO
WASHINGTON, D.C.
WILMINGTON

BEIJING
BRUSSELS
FRANKFURT
HONG KONG
LONDON
MOSCOW
MUNICH
PARIS
SÃO PAULO
SHANGHAI
SINGAPORE
SYDNEY
TOKYO
TORONTO
VIENNA

The Cushing MLP Total Return Fund
3300 Oak Lawn Avenue
Suite 650 Dallas, TX 75219

RE:	The Cushing MLP Total Return Fund — File Nos.
333-154880 and 811-22072
Ladies and Gentlemen:
          We have acted as special counsel to The Cushing MLP Total Return Fund, a statutory trust (the “Fund”) created under the Delaware Statutory Trust Act, in connection with the Registration Statement on Form N-2 (File No. 333-154880), as amended by Pre-Effective Amendment No. 1 thereto (the “Registration Statement”), filed by the Fund with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “1933 Act”) and the Investment Company Act of 1940. The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the 1933 Act, of 80,000,000 common shares of beneficial interest, $0.001 par value per share (the “Common Shares”).
          This opinion is being furnished in accordance with the requirements of Exhibit (l) of Item 25 of Part C of Form N-2.
          In connection with this opinion, we have examined and relied on originals or copies of: (i) the Registration Statement; (ii) the Amended and Restated Declaration of Trust of the Fund, certified by the Secretary of the Fund as amended to date and currently in effect (the “Declaration of Trust”); (iii) the Amended and Restated By-Laws of the Fund, certified by the Secretary of the Fund as amended to date and currently in effect (the “By-Laws”), and (iv)

The Cushing MLP Total Return Fund
January 15, 2009

certain resolutions adopted by the Board of Trustees of the Fund relating to the registration, issuance and sale of the Common Shares and related matters.
          We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Fund, had the power, statutory trust or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, statutory trust or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth below, we have assumed that the “certificateless” shares will be registered on the stock records of the Fund by the transfer agent and registrar for the Common Shares. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representation of officers and other representatives of the Fund and others.
          Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to any laws of any jurisdiction other than Delaware trust law, and we do not express any opinion as to the effect of any other laws on the opinion stated herein. The Common Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.
          Based upon and subject to the foregoing, we are of the opinion that with respect to any Common Shares to be offered by the Fund pursuant to the Registration Statement, when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the 1933 Act; (ii) an appropriate prospectus supplement or term sheet with respect to the Common Shares has been prepared, delivered and filed in compliance with the 1933 Act and the applicable rules and regulations thereunder, (iii) if the Common Shares are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Common Shares has been duly authorized, executed and delivered by the Fund and the other parties thereto, (iv) the Board of Trustees, including any appropriate committee appointed thereby, and appropriate officers of the Fund have taken all necessary statutory trust or other action to approve the issuance of the Common Shares, the consideration

The Cushing MLP Total Return Fund
January 15, 2009

to be received therefor and related matters, (v) the terms of the issuance and sale of the Common Shares have been duly established in conformity with the Declaration of Trust and the By-Laws so as not to violate any applicable law, the Declaration of Trust or the By-Laws or result in a default under or breach of any agreement or instrument binding upon the Fund and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Fund and (vi) the Common Shares have been registered on the stock records of the Fund by the transfer agent and registrar and are issued and delivered upon payment of the agreed-upon consideration therefor, the Common Shares, when issued and sold in accordance with the applicable underwriting agreement with respect to the Common Shares or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be duly authorized, validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.001 per share of Common Shares.
          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP